UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

Commission File Number 000-27261

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	93-0549963
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Subscription Agreement

On May 27, 2015, CH2M HILL Companies, Ltd., a Delaware corporation (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with AP VIII CH2 Holdings, L.P. (the “Purchaser”), an entity owned by investment funds affiliated with Apollo Global Management, LLC, pursuant to which the Company agreed to sell an aggregate of 4,821,600 shares of Series A Preferred Stock (as defined below) (the “Shares”) at a price of $62.22 per share for an aggregate of up to $300 million. Pursuant to the Subscription Agreement, the Purchaser will purchase 3,214,400 Shares at an initial closing to take place after the satisfaction or waiver of the conditions set forth in the Subscription Agreement (the “Initial Closing”), and on the one-year anniversary of the Initial Closing or upon the earlier election of the Company, the Purchaser will purchase an additional 1,607,200 Shares at a second closing, subject to the satisfaction or waiver of certain conditions set forth in Subscription Agreement.  The Company intends to use the proceeds from the sale of the Shares for the repayment of indebtedness, purchases of its common stock, par value $.01 per share (the “Common Stock”), in the Company’s internal market and general corporate purposes. Each Share is initially convertible into one share of Common Stock (subject to adjustments as described in the Certificate of Designation (as defined below)).  The Subscription Agreement includes customary representations and warranties, covenants and indemnities of the Company and the Purchaser.  The foregoing description is a summary only, is not complete and is qualified in its entirety by reference to the full text of the Subscription Agreement filed herewith, which is incorporated herein by reference.

Certificate of Designation

Prior to the Initial Closing, the Company intends to file a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware.  Pursuant to the Certificate of Designation, the Board of Directors of the Company (the “Board”) will designate a new series of the Company’s preferred stock, the Series A Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”). The Certificate of Designation would authorize the Company to issue 10,000,000 shares of Series A Preferred Stock. The Series A Preferred Stock would have an original issue price of $62.22 per share (the “Original Issue Price”). The following description of the Certificate of Designation is a summary only, is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, which will be filed with the Securities and Exchange Commission after it is filed with the Secretary of State of the State of Delaware.

Dividends. Dividends on the Series A Preferred Stock would be cumulative and accrue quarterly, whether or not declared by the Board, at the rate of 5.0% per annum on the sum of the Original Issue Price plus all unpaid accrued and unpaid dividends thereon, whether or not declared by the Board. After the fifth anniversary of the Initial Closing (the “Fifth Anniversary”) and under certain circumstances to be set forth in the Investor Rights Agreement (as defined below) and the Certificate of Designation, the rate at which dividends would accrue may increase from 5.0% to 10.0% or 15.0%.  Dividends accruing on shares of Series A Preferred Stock prior to the Fifth Anniversary would not be paid in cash or in kind but would be added to the liquidation preference of the Series A Preferred Stock pursuant to the Certificate of Designation.  After the Fifth Anniversary, dividends accruing on shares of Series A Preferred Stock would be payable in cash at the election of the Board.  In addition, under certain circumstances to be set forth in the Certificate of Designation, after the Fifth Anniversary, dividends accrued on shares of Series A Preferred Stock would be payable in cash or in kind at the election of the holders of a majority of the outstanding shares of Series A Preferred Stock.  In addition to the dividends accruing on shares of Series A Preferred Stock described above, if the Company declares certain dividends on the Common Stock, the Company would be required to declare and pay a dividend on the outstanding shares of Series A Preferred Stock on a pro rata basis with the Common Stock, determined on an as-converted basis.

Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other transaction deemed a liquidation event pursuant to the Certificate of Designation (including a sale of the Company) (a “Liquidation”), each holder of outstanding shares of Series A Preferred Stock would be entitled to be paid out of the assets of the Company available for distribution to stockholders, before any payment would be made to the holders of Common Stock, an amount equal to the Original Issue Price for such shares plus accrued and unpaid dividends thereon or, in the event that such Liquidation occurs before the Fifth Anniversary, such dividends as would have accrued on such shares through the Fifth Anniversary and are unpaid, and in each case, together with any other dividends declared and unpaid thereon.  If, upon such Liquidation, the amount that the holders of Series A Preferred Stock would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such Liquidation would exceed than the amount they would receive pursuant to the preceding sentence, the holders of Series A Preferred Stock would receive such greater amount.

Voting. Pursuant to the Certificate of Designation, each holder of outstanding shares of Series A Preferred Stock would be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company. In any such vote, each outstanding share of Series A Preferred Stock would be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would then be convertible.

In addition, pursuant to the Certificate of Designation, the Company would not be able to take certain actions without first having obtained the affirmative vote or waiver of the holders of a majority of the outstanding shares of Series A Preferred Stock.  These actions include, without limitation: (a) increasing the authorized number of shares of Series A Preferred Stock; (b) authorizing securities having rights, preferences or privileges as to dividends or upon any Liquidation that are senior to or on a parity with the Series A Preferred Stock, or increasing the authorized number of shares of any such securities; (c) amending the Certificate of Incorporation in any way that adversely affects the rights, preferences or privileges of the Series A Preferred Stock; (d) conducting certain liquidation events in which the holders of Series A Preferred Stock would receive less than $600 million in cash or liquid assets; (e) effecting or allowing the registration or listing on a securities exchange of any securities of the Company other than in accordance with post-registration or post-listing restrictions on transfer of Common Stock as further described therein; (f) entering into agreements for certain acquisitions, joint ventures or investments, except, in certain circumstances, those involving amounts of $100 million or less; (g) entering into agreements for certain firm, fixed-price or lump-sum design-build or EPC contracts outside of the Company’s water business group involving certain negotiated amounts; (h) entering into certain related-party transactions; (i) entering into any new line of business; (j) conducting certain repurchases of shares of capital stock in excess of negotiated pre-approved amounts to be set forth in the Certificate of Designation; (k) incurring certain debt for borrowed money in amounts that would cause the Company’s debt to EBITDA ratio to exceed 3.00:1.00 (or 3.25:1.00 for the remainder of 2015); (l) increasing the number of directors of the Board to more than 13; and (m) under certain circumstances to be set forth in the Investor Rights Agreement, after the Fifth Anniversary, issuing equity securities other than certain pre-approved issuances pursuant to existing plans and agreements.

Conversion. Any holder of outstanding shares of Series A Preferred Stock would have the right to elect, from time to time, to convert any or all of such holder’s shares of Series A Preferred Stock into a number of shares of Common Stock as is determined by dividing the Original Issue Price by $62.22 (the “Initial Conversion Price”).  Under certain circumstances to be set forth in the Investor Rights Agreement, after the Fifth Anniversary, the Initial Conversion Price would be reduced to $52.65 or $47.86.  The Initial Conversion Price would also be subject to adjustments on a broad-based, weighted-average basis upon the issuance of shares of Common Stock or certain equivalent securities at a price per share less than the Initial Conversion Price as adjusted to date, subject to certain exclusions.

Immediately prior to the closing of any firm-commitment, underwritten public offering of the Company in which the aggregate proceeds to the Company exceed $200 million (before deduction of underwriters’ discounts and commissions), provided that the Common Stock is then listed on the New York Stock Exchange, its NYSE Mkt or the Nasdaq Stock Market (or any successor exchange) and provided that the Company sells on a primary basis at least that number of shares required by the Certificate of Designation, all outstanding shares of Series A Preferred Stock, plus accrued and unpaid dividends on such shares or, in the event that such offering occurs before the Fifth Anniversary, such dividends as would have accrued on such shares through the Fifth Anniversary and are unpaid, together with any other dividends declared and unpaid thereon, would automatically be converted into shares of Common Stock at the then effective conversion price.  If earlier than the closing of such an offering, all outstanding shares of Series A Preferred Stock, plus accrued and unpaid dividends on such shares, together with any other dividends declared and unpaid thereon, would be automatically converted into shares of Common Stock at the then effective conversion price upon written notice delivered to the Company by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

Redemption. Pursuant to the Certificate of Designation, all shares of Series A Preferred Stock (and not fewer than all shares of Series A Preferred Stock) would be redeemable by the Company out of funds lawfully available therefor in one installment commencing at any time on or after the third anniversary of the Initial Closing.  The aggregate redemption price for the shares of Series A Preferred Stock would be equal to the greater of the fair value, as determined by appraisal provided for in the Certificate of Designation, of such shares, plus accrued and unpaid dividends on such shares, together with any other dividends declared and unpaid thereon, and certain guaranteed minimum prices of up to an aggregate of $600 million.  The Series A Preferred Stock would not be redeemable upon the election of the holders of Series A Preferred Stock.

Investor Rights Agreement

In connection with the Initial Closing, the Company intends to enter into an Investor Rights Agreement with the Purchaser (the “Investor Rights Agreement”), pursuant to which, among other things, the Company would grant the Purchaser certain rights, including but not limited to customary registration rights, rights to initiate the process for a sale of the Company after the Fifth Anniversary and preemptive rights with respect to future issuances of Company securities.  Pursuant to the Investor Rights Agreement, for so long as the Purchaser continues to hold a minimum required number of the shares of Series A Preferred Stock, the Purchaser would have the right to designate two directors to the Board effective as of the Initial Closing.

Pursuant to the Investor Rights Agreement, the Purchaser would not be able to transfer any Shares without the prior written consent of the Company prior to the Fifth Anniversary (or the sixth anniversary of the Initial Closing under certain circumstances where an initial public offering is in progress) unless the Company has conducted its initial public offering and all lock-up agreements or related restrictions applicable to the Purchaser have terminated. In addition, after the termination of the restrictions on transfer described in the preceding sentence, the Purchaser would not be able to transfer any Shares to a competitor of the Company or in any manner that would materially impact the Company’s security clearances or would violate applicable law.

The foregoing description of the Investor Rights Agreement is a summary only, is not complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, which will be filed with the Securities and Exchange Commission after its execution.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Subscription Agreement, dated May 27, 2015, between CH2M HILL Companies, Ltd. and AP VIII CH2 Holdings, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: May 28, 2015	By:	/s/ Gary L. McArthur
Gary L. McArthur
Executive Vice President and Chief Financial Officer